EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
February 1, 2006

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2005 EARNINGS

BALTIMORE, MD (February 1, 2006) Bay National Corporation (OTCBB:BANI), the bank holding company for Bay National Bank, today reported net income of $2.7 million for the year ended December 31, 2005. The net income for the year includes a tax benefit of $655,000. Net income per diluted common share was $1.37 for the year ended December 31, 2005, a 234% increase from the $0.41 per diluted share earned in 2004. Of the $1.37 amount, $0.33 was attributable to the tax benefit.

For the quarter ended December 31, 2005, pre-tax net income rose to $471,000, a 45.4% increase from the $324,000 earned in the fourth quarter of 2004. Our results this quarter included a provision for loan losses of $646,000, $500,000 of which was allocated as a result of the downgrading of one credit. For the year ended December 31, 2005, there were no loan charge-offs and no non-accrual loans.

Hugh W. Mohler, Chairman and CEO commented, “Our 2005 performance reflects our consistent commitment to our strategic plan—to continue to expand our market presence in a competitive environment, to invest in our people, and to create shareholder value through a profitable and stable company. We look forward to continued growth in 2006.”

As of December 31, 2005, the Company’s assets totaled $210 million, up 23% from December 31, 2004. Net loans rose 31.7% to $196.6 million as of December 31, 2005, as compared to $149.2 million at December 31, 2004. Deposits increased 18.6% from $153.9 million at December 31, 2004 to $182.6 million at 2005 year end.

The Company’s net interest margin and net interest spread were 4.74% and 4.12%, respectively, for the twelve months ended December 31, 2005 - both reflecting 31% year-over-year increases - the result of interest rate increases enacted by the Federal Reserve and disciplined asset and liability management.

The book value of our common stock increased 20.4% from December 31, 2004 and the market price of the common stock at the close of the fourth quarter 2005 was $21.00 up 58.5% from the closing price at December 31, 2004.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The bank’s niche is small to middle-market businesses, professional service firms, non-profit entities and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF DECEMBER 31, 2005 and 2004
(dollars in thousands, except per share data)

	2005	2004
Total assets	$209,966	$170,763
Cash and due from banks	1,461	1,403
Federal funds sold and other overnight investments	6,033	16,709
Investment securities available for sale	1,540	1,544
Other equity securities	794	556
Loans, net	196,590	149,217
Deposits	182,573	153,927
Short-term borrowings	1,444	1,381
Note payable	-	1,250
Subordinated Debt	8,000	-
Stockholders’ equity	16,214	13,419

Common shares outstanding	1,924,436	1,917,710
Book value per share	$8.43	$7.00
Ratio of interest earning assets to interest bearing liabilities	126.38%	124.95%
Stockholders’ equity as a percentage of assets	7.72%	7.86%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR YEARS ENDED DECEMBER 31, 2005 and 2004

Weighted average yield/rate on:	2005	2004
Loans	7.46%	5.89%
Investments and interest bearing cash balances	2.27%	1.11%
Deposits, short-term borrowings and note payable	2.96%	2.17%
Net interest spread	4.12%	3.14%
Net interest margin	4.74%	3.60%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE PERIODS ENDED DECEMBER 31, 2005 and 2004
(dollars in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Interest income	$3,995	$2,311	$12,983	$7,624
Interest expense	1,367	726	4,294	2,464
Net interest income	2,628	1,585	8,689	5,160
Provision for credit losses	646	209	1,179	560
Net interest income after provision for credit losses	1,982	1,376	7,510	4,600
Non-interest income	211	137	750	539
Non-interest expenses	1,722	1,189	6,171	4,337
Income before income taxes	471	324	2,089	802
Income tax benefit	655	-	655	-
Net income	$1,126	$324	$2,744	$802

PER COMMON SHARE
Basic net income per share	$.59	$.17	$1.43	$.43
Diluted net income per share	$.56	$.16	$1.37	$.41
Average shares outstanding (Basic)	1,924,436	1,913,906	1,922,580	1,877,929
Average shares outstanding (Diluted)	2,012,969	1,965,327	2,002,225	1,936,693

STOCK PRICE
High	$23.00	$13.25	$23.00	$14.00
Low	$18.80	$10.50	$13.20	$10.00
Close	$21.00	$13.25	$21.00	$13.25

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	December 31, 2005	December 31, 2004
Total deposits	$182,573	$153,927
National market certificates of deposit	(33,765)	(28,909)
Variable balance accounts (3 customers as of December 31, 2005 and 2004)	(11,982)	(16,606)
Portion of variable balance accounts considered to be core	5,000	5,000
Core deposits	$141,826	$113,412

Calculation of diluted income before income taxes per share:	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Diluted net income per share	.56	.16	1.37	.41
Income tax benefit per share	(.33)	-	(.33)	-
Diluted income before income taxes per share	.23	.16	1.04	.41

PER COMMON SHARE
Average shares outstanding (Basic)	1,924,436	1,913,906	1,922,580	1,877,929
Average shares outstanding (Diluted)	2,012,969	1,965,327	2,002,225	1,936,693